Exhibit 99.1

MURPHY OIL ANNOUNCES DIVIDEND INCREASE AND

ELECTION OF NEW DIRECTOR

EL DORADO, Arkansas, August 2, 2006 – The Board of Directors of Murphy Oil Corporation (NYSE: MUR) today declared a quarterly dividend on the Common Stock of Murphy Oil Corporation of $.15 per share, or $.60 per share on an annualized basis. The previous annualized dividend level was $.45 per share. The dividend is payable September 1, 2006 to holders of record August 15, 2006.

In commenting on the 33.3% dividend increase, Claiborne P. Deming, President and Chief Executive Officer, said, “We are pleased to provide our shareholders with a higher quarterly dividend reflecting our confidence in the successful execution of our strategic plans and our focus on creating value for our shareholders.”

The Company also announced today that James V. Kelley has been elected to its Board of Directors, effective August 2, 2006.

Mr. Kelley is President and COO of BancorpSouth, Inc. in Tupelo, Mississippi and is a member of its Board of Directors. He has served in this position since 2000. Previously he was Chairman, President and CEO of First United Bancshares, Inc., which merged with and into BancorpSouth in 2000.

Mr. Kelley received a BSBA degree from Ouachita Baptist University and has completed various financial schools and courses, including, the School of Bank Marketing, University of Colorado, and the Southwestern Graduate School of Banking, Southern Methodist University. He currently serves as Director for both Arkansas Blue Cross Blue Shield and USAble Corporation.

William C. Nolan, Jr., Chairman of the Board of Murphy commented, “We are delighted that Jim has joined our Board. His banking experience and financial expertise will mean a great deal to Murphy Oil in the years ahead.”

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

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